                                                                    EXHIBIT 10.7


                     SHELTER SERVICES AGREEMENT BETWEEN E4
                            ALIGN TECHNOLOGY, INC.
                                      AND
                            ELAMEX, S. A. de C. V.

 1.  Manufacturing Space...............................   2
 2.  Space Services....................................   3
 3.  Import/Export Services............................   3
 4.  Mexican Customs, Duties, Taxes and Other Charges..   4
 5.  U.  S.  Customs, Duties, Taxes and Other Charges..   5
 6.  Product Assembly..................................   5
 7.  Personnel Services and Manning Table..............   5
 8.  Invoicing and Other Charges.......................   8
 9.  Term..............................................   9
10.  Early Termination and Termination Options.........  10
11.  Warranties........................................  11
12.  Relationship of the Parties.......................  12
13.  Insurance.........................................  12
14.  Notices...........................................  13
15.  Force Majeure.....................................  14
16.  Bailment..........................................  14
17.  Arbitration.......................................  16
18.  Environmental Indemnity...........................  19
19.  Default...........................................  20
20.  Miscellaneous.....................................  20

                       SHELTER SERVICES AGREEMENT BETWEEN
                             ALIGN TECHNOLOGY, INC
                                      AND
                             ELAMEX, S. A. de C. V.

This agreement ("Agreement") made as of this 15th day of February, 2000 by Align Technology, Inc., with principal offices at 442 Potrero Avenue (hereinafter ALIGN) and Elamex, S.A. de C.V., a company duly incorporated in the Republic of Mexico, with principal offices in Cd. Juarez, Chihuahua, Mexico, (hereinafter "ELAMEX").

A. Whereas, ALIGN desires to have ELAMEX assemble products in Mexico from parts, materials and certain equipment supplied by ALIGN (the "Product");
   and

B. Whereas, ELAMEX desires to perform such services and maintains status as a Maquiladora duly authorized by the Mexican Secretary of Commerce and Industrial Development, and

C. Whereas, both parties warrant and represent that they are duly authorized to execute this Agreement, and such authorization is in full force and effect.

     Now, therefore, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.   Manufacturing Space

1.1. ELAMEX agrees to perform the Services for ALIGN at the ELAMEX facility designated as Elamex Plant No. 11 located in the Fernandez Industrial Park, in Cd. Juarez, Chihuahua, Mexico (the "Facility"), parts, materials, production supplies, packaging material and certain equipment supplied by and belonging to ALIGN. ELAMEX shall arrange sufficient Facility and facility services ("Services") to enable it to assemble the Product. Such Facility and Services shall include, at a minimum:

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1.1.1.  A space of 7500 square feet for the assembly of the Product, warehousing of parts and assembled Product, offices and allocated space
        ("Space") as described in Exhibit A.

1.2.    The Facility will have at a minimum:

1.2.1. Modern devices for the supply of heat, evaporative cooling, lighting and water,

1.2.2.  Industrial electrical power, and

1.2.3. A dedicated Mexican non-toll telephone line, with extensions for the resident manager and his staff as well as normal office furnishing.

1.3. Upon request by ALIGN for additional Services, ELAMEX shall use its best efforts to provide the same in an efficient manner at a fair and reasonable cost.

2.   Space Services

2.1. ELAMEX shall supply the following services, at ALIGN's expense, to the Space;

2.1.1.  Utilities for heating, lighting and cooling;

2.1.2.  Janitorial services, including trash and refuse removal;

2.1.3.  Repair and maintenance of the Space and the Facility, and

2.1.4.  Facility security.

2.2. All expenses will be charged to ALIGN with a mark up according to Exhibit B.

3.   Import/Export Services

3.1. ELAMEX shall provide all necessary administrative services to effect shipment of equipment and material to and from Mexico, using the information supplied by ALIGN. ALIGN will supply such information in a timely fashion so that ELAMEX may obtain all necessary permits. Such administrative services shall include, but not be limited to, securing Mexican import permits, preparation of

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        required customs clearance papers, and all necessary trucking, handling, moving, and storage.

3.2. ELAMEX will provide importation of raw materials and parts from ELAMEX' warehouse in E1 Paso, Texas to Mexico, and exportation of assembled Product to El Paso, Texas, where the carriage and insurance cost concerning such importation shall be paid by ALIGN according to the schedule attached hereto as Exhibit C.

3.3. ALIGN will provide the trailer(s) as required. ELAMEX may rent trailer(s) on behalf of ALIGN, if so instructed. ALIGN shall reimburse such cost at the actual cost plus a markup according to Exhibit B.

4.   Mexican Customs, Duties, Taxes and Other Charges

4.1.    ELAMEX will be the importer of record for Mexican Customs purposes.

4.2. ELAMEX shall pay all Mexican customs tariffs, duties, bonds, and Mexican customs brokers' charges, and any and all other charges, fees, levies, or assessments made pursuant to Mexican law in effect as of the commencement date of this Agreement, as to the importation to and exportation from Mexico of ALIGN's Product and/or equipment. ALIGN will reimburse for any expenses incurred by ELAMEX that are not included in the Schedule of Services detailed in Exhibit C.

4.3. ALIGN will reimburse ELAMEX for its payment of the Mexican Derecho de Tramite Aduanero ("DTA") tax The DTA tax is a tax on raw materials, tools, machinery, equipment, accessories and spare parts imported into Mexico. At the present time, the DTA tax is .176% on equipment and $114.00 (One hundred and fourteen 00/100 pesos) per truck for parts, materials and assembled products.

4.4. ALIGN shall pay all imposed Mexican inventory taxes as to ALIGN's Product and equipment in ELAMEX' possession at the Facility. ELAMEX shall substantiate such taxes.

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

5.   U.  S.  Customs, Duties, Taxes and Other Charges

5.1. ALIGN will be the importer and exporter of record for U. S. Customs' purposes.

5.2. ALIGN shall pay all U. S. customs tariffs, duties, bonds, and any and all other charges fees, levies, or assessments made pursuant to U. S. Customs Code as to the importation to and exportation from the U. S. of ALIGN's Product and/or equipment related to this Agreement.

6.   Product Assembly

6.1. ELAMEX agrees to instruct its personnel to assemble the Product in accordance with the specifications provided by ALIGN and are attached hereto as Exhibit F Exhibit D attached hereto is a list of the various items that are currently the Product. Such Exhibit D may be modified in writing from time to time at ALIGN's convenience. ALIGN may revise its specifications at any time at its sole discretion and may use its engineering change order control procedure or other methods of communication of revisions to ELAMEX. ELAMEX agrees to comply with such revisions or promptly notify ALIGN if it is unable to comply.

6.2. The parties understand that the assembly process productivity and efficiency are the responsibility of ALIGN and will be administered by ALIGN through its representative. ELAMEX shall make available to ALIGN and to ALIGN's representative any support services in the areas of engineering, systems and quality assurance that ELAMEX has the resources to provide. The price ELAMEX will charge ALIGN for those services will be communicated to ALIGN before the rendering of such services.

7.   Personnel Services and Manning Table

7.1. ELAMEX shall assign personnel to perform the transportation, receiving, handling and storage of parts and the assembly, packaging and shipment of the Product. Such personnel shall include but shall not be limited to assembly operators, material handlers, mechanics, quality control inspectors, warehousemen, test technicians and group leaders. ELAMEX shall also assign

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        production supervisors, superintendents and engineers to manage the assembly of the Product. ELAMEX shall provide overall project management including accounting, import/export, personnel services, quality control, and materials and production management. ELAMEX will use its best effort to ensure employee continuity. The position, numbers and levels shall be listed in a Manning Table similar to the example attached hereto as Exhibit D. The Manning Table may be modified from time to time by mutual agreement.

7.2. Should fluctuation in ALIGN's production schedules require that the number of direct or indirect labor employees be reduced, such reduction may be realized through the application of any combination of the following procedures at ALIGN's written request:

7.2.1. ELAMEX may use its best efforts to place the excess employees in one of its other operations;

7.2.2. ALIGN may instruct ELAMEX to allow for the reduction through natural attrition; and/or

7.2.3. ALIGN may instruct ELAMEX to terminate the employment of the number of excess employees through payment to them of legal severance.

7.3. The parties understand that the total number of employees assigned by ELAMEX to ALIGN according to the terms of this Agreement will at no time be less than the total number indicated on the Manning Table, except during the ramp up period which will begin on 15, 2000 and will end on May 15, 2000.

7.4. There will be no cost to ALIGN resulting from the application of the procedures described in paragraphs 7.2.1 and 7.2.2 herein. Should ALIGN opt for the application of the procedure described in 7.2.3, ALIGN shall pay ELAMEX the full amount of any severance benefits made under Mexican law. ELAMEX will notify ALIGN in writing as to the amount of such severance in advance of any such payments.

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7.5.    Should ALIGN's production schedules require that the number of direct or indirect labor employees be increased, ALIGN will notify ELAMEX in writing as to the number of additional personnel it will require. Requests for additional personnel shall not be in excess of 40 direct labor operators per workweek.

7.6. Exhibit D attached hereto is a description of the employee positions, the skill levels and hourly rates of the direct labor, indirect labor and overall project management. ELAMEX will not make modifications to Exhibit D without ALIGN's written approval, except as provided for in paragraph 8.1 and/or 8.2, hereinafter.

7.7. ELAMEX may require, at ALIGN's expense, a medical physical examination of all applicants before employment and will employ only those applicants who are physically able to perform their assigned tasks.

7.8. All personnel hired by ELAMEX and assigned to ALIGN to perform assembly, supervisory and administrative services shall be paid by ELAMEX. ELAMEX shall maintain all accounting, administrative payroll taxes, and required contributions and bookkeeping records pertaining to such personnel. ELAMEX also will hire a nurse to be on the premises, as required bylaw. Neither ELAMEX nor any of its employees shall in any sense be considered an employee or an agent of ALIGN, nor shall ELAMEX employees be entitled or eligible to participate in any benefit or privileges given or extended by ALIGN to its employees. ALIGN agrees not to hire any Mexican national employees during the Term of this Agreement except for plant managers, which will be on ALIGN's U. S. A. payroll.

7.8.1. Mexican national personnel employed by either by ALIGN or by a Mexican contractor retained by ALIGN to provide it with assembly or manufacturing prior to the date of execution of this Agreement, will not constitute a breach by ALIGN of its obligation under the terms of this paragraph 7.8.

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7.8.2.  After the ramp up period as defined in paragraph 7.3 hereinabove, should
        ELAMEX not comply for more than two consecutive weeks with the request with for additional personnel up to the maximum number of direct labor employees as provided for in paragraph 7.5 hereinabove, ALIGN may seek second source in Mexico for manufacture of the Product.

7.9. For the following eighteen (18) months after termination, ALIGN covenants and agrees not to hire any of ELAMEX' active or inactive management employees without ELAMEX' written consent.

8.   Invoicing and Other Charges

8.1. ALIGN shall reimburse ELAMEX any and all expenses incurred by ELAMEX in accordance with the terms of this Agreement, plus additional percentage of those expenses according to the schedule on Exhibit B.

8.2. Invoices shall be submitted weekly by ELAMEX to ALIGN's representative for review and approval. A listing of all expenses for which ELAMEX requires reimbursement shall be attached to each invoice. ALIGN agrees to pay such invoices in U. S. dollars within 20 calendar days of the date of the invoice. ALIGN further agrees to pay ELAMEX a late payment charge to be calculated at the annualized rate of 18%, accruable per day from the date that payment is due through the date that payment is received by ELAMEX or ELAMEX' bank. For invoicing purposes, each week shall be in on Monday at 12:00 a.m. and end on Sunday at 11:59 p.m.

8.3. All payroll and non-payroll related expenditure must be approved by one of ALIGN's authorized representatives. All non-payroll expenditures will be authorized prior to their being incurred.

8.4.

8.5. The persons authorized by ALIGN to approve expenditures and examples of their respective signatures are listed and attached hereto as Exhibit E.

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8.6.    ALIGN will reimburse and pay ELAMEX all government mandated expenses related to any employee severance or termination in connection with any and all employees hired at ALIGN's discretion at the actual cost plus a markup according to Exhibit B.

8.7. ALIGN further agrees to reimburse and pay ELAMEX any out-of-pocket cost arising from or pursuant to ELAMEX compliance with applicable laws, regulations, policies, rulings, directive and any other requirement (including ALIGN'S written requests) concerning the environment, health and/or safety requirements resulting from the use of certain materials and processes in the assembly of the Product.

8.8. If ALIGN fails to pay timely, as required by the teams of this Agreement, any of its indebtedness to ELAMEX, ALIGN hereby agrees to assign and make over to ELAMEX all of its interest in all inventory of raw materials, work-in-process, and finished goods of ALIGN, while the same are on the premises of the Facility or otherwise under the control or possession of ELAMEX, in order to secure all present and future indebtedness of ALIGN to ELAMEX ALIGN must advise ELAMEX in writing, before the execution of this Agreement, of any prior lien or interest granted on such items. In addition, ALIGN warrants and hereby represents to ELAMEX that no other entity shall be granted any interest in such items without the prior written approval of ELAMEX.

8.9. Payment shall be addressed to ELAMEX via wire transfer in The United Stares of America.

9.   Term

9.1.    The initial term ("Term") of this Agreement shall be for a period of one
        (1) year commencing on 6, 2000 ("Commencement Date"). ALIGN shall have the option to renew this Agreement in its entirety for successive periods of one (1) year each. Renewal of this Agreement for such successive one (1) year periods shall be automatic and irrevocable, unless ELAMEX or ALIGN request that the Agreement not be renewed and such request is received by the other party at least

                                    9 of 24
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        one hundred and eighty (180) days prior to the end of the first one (1)
        year term or any successive term thereafter.

10.  Early Termination and Termination Options

10.1. Upon termination or expiration of this Agreement, and provided that ALIGN has paid or tenders at the date of termination all sums due ELAMEX hereunder, the options described in Sections 10.1.1 and 10.1.2 maybe exercised by ALIGN.

10.1.1. ALIGN may request an orderly shutdown of the assembly operation. Return of materials, tools, parts, Equipment, and other related property of ALIGN by ELAMEX shall be completed at ALIGN's expense. Furthermore, ALIGN agrees to:

10.1.2. Pay all severance costs of the applicable ELAMEX personnel as specified in Section 10.3(a); or

10.2. ALIGN may request that all Services and employee-related contracts and obligations be transferred from ELAMEX to ALIGN's Mexican affiliate (the "Affiliate") to be incorporated by ALIGN for such purpose as follows:

10.2.1. The ELAMEX employees that occupy the positions listed on the then current Manning Table shall be transferred to the Affiliate on ALIGN's request. The costs arising therefrom, including but not limited to legal expenses and employee severance for employees not transferred, if any, shall be borne by ALIGN; and

10.2.2.

10.3. In the event ALIGN terminates this Agreement in violation hereof before the end of the Term, or breaches this Agreement, it shall pay liquidated damages consisting of (i) the average of the monthly administrative fee for each month until the end of the term of the Agreement or for six months, whichever is shorter, (ii) the legal severance costs as required by Mexican law, (iii) any labor and operating costs then owed to ELAMEX by ALIGN under Section 8. In the event

                                    10 of 24
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        this Agreement is extended for one (1) or more term, ALIGN'S obligation to the payment of liquidated damages will be equal to the end of the then current term or for 90 days which ever is shorter.

11.  Warranties

11.1.   ELAMEX and ALIGN mutually represent, covenant and warrant as follows:

11.1.1. Neither party nor any officer, director, controlling shareholder, or employee of either party a prohibited by any agreement, contract, of other obligation from engaging in the services to be performed pursuant hereto;

11.1.2. Neither the execution of this Agreement nor compliance with the terms and conditions hereof shall constitute a breach of any statute, ordinance, law, or regulation of any governmental authority or of any instrument or document to which either party is or may be bound;

11.2. Each party shall perform all of its mutual obligations created by the terms of this Agreement in compliance with all applicable U.S. and Mexican laws and regulations. A party shall not be considered in default or breach of this Agreement, however, if it fails to perform all of its obligations created by the terms of this Agreement in compliance with all applicable U.S. and Mexican laws and regulations, because of, in connection with, or pursuant to the other party's acts or failure to act.

11.3. Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, lawsuits, costs, customs penalties, damages, expenses, and liabilities of whatsoever nature and kind (including, but not limited to, attorney's fees and legal assistant's fees, litigation and court costs, amounts paid in settlement, and amounts paid to discharge judgments), as incurred, directly or indirectly related to or arising from, the breach or untruthfulness of any of the representations and warranties of this Agreement or such party's failure to comply with the terms of this Agreement or U.S. and Mexican laws and regulations applicable, including any obligation derived from Mexican labor law, IMSS law,

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        INFONAVIT law, income tax law and State and Federal payroll tax laws and any other law or legal provision so long as the indemnified party is not in material fault with respect thereto.

12.  Relationship of the Parties

12.1. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, or principal-agent relationship between the parties, and neither party, by virtue of this Agreement, shall have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party. Neither shall this Agreement be construed to create a light, expressed or implied, on behalf of or for use of any parties, aside from ALIGN and ELAMEX, and ALIGN and ELAMEX shall not be obligated, separately or jointly, to any third parties by virtue of this Agreement.

13.  Insurance

13.1. Insurance coverage of ALIGN's property that is in ELAMEX' possession will be by ELAMEX under a "Special Causes of Loss" form, subject to the terms, conditions and exclusions of ELAMEX' insurance policies. ELAMEX is to provide coverage up to an amount of $500,000 for the benefit of ALIGN and naming ALIGN as an additional insured. ALIGN will be responsible for the amount of any deductible. To be certain that the amount ELAMEX provides to the insurance carrier is adequate, it is incumbent upon ALIGN to notify ELAMEX immediately in writing of any need to increase or decrease insurance amounts on ALIGN replacement value of machinery, equipment and value of inventories in ELAMEX' possession. ELAMEX, through its insurer, will also provide a maximum of $2,000,000 sub-limit on flood insurance per location. This limit is shared by ELAMEX and all of its customers and will be prorata based on ALIGN'S limits as a portion of the total limit of all ELAMEX' customers and ELAMEX. ELAMAX shall give ALIGN an opportunity to review and approve the policy and shall provide a certificate evidencing such insurance with a

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        provision that coverage may not be canceled without 30 days prior notice to ALIGN. This certificate will fulfill ELAMEX' obligation under this paragraph.

13.2. The parties release each other, and their respective authorized representatives, from any claim for damage to any person or to the Facility and the fixtures, personal property, improvements and alterations in or to the Facility that are caused by or result from risks insured against and paid for under any insurance policies carried by the parties or in force at the time any such claim arose.

14.  Notices

14.1. All notices required to be sent to either party to this Agreement shall be in writing and sent by FedEx, DHL, UPS or registered or certified mail, postage or delivery prepaid, return receipt requested, to the address of the other party hereto, as set forth below, or to such other addresses as may hereafter be designated in writing:

14.1.1. As to ALIGN.

        Company

        Address

        City, State, Zip

        Telephone:

        Fax:

        Attention: Mr.

14.1.2. As to ELAMEX:

        Elamex, S. A. de CV.
        220 North Kansas, Suite 566
        (closest US port of entry), TX 79901
        Attention: Mr. Hector Raynal, President and CEO
        Telephone: (915) 774-8236
        Fax: (915) 774-8377

14.1.3. Notice shall be effective five business days after receipt is confirmed.

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15.  Force Majeure

15.1. Anything herein to the contrary notwithstanding, ELAMEX shall not be required to perform any term, condition, or covenant in this Agreement if such performance is delayed or prevented by Force Majeure ("Force Majeure") which, for purposes of this Agreement, shall mean the following: acts of God, strikes, lockouts, material or labor restrictions imposed by any governmental authorities, suspension of civil rights, floods, and any other causes not reasonably within the control of ELAMEX, which by the exercise of due diligence ELAMEX is unable, wholly or in part, to prevent or overcome and which prevent the performance by either party of the terms of this Agreement.

15.2. If a Force Majeure continues for more than thirty (30) consecutive days, ALIGN or ELAMEX may terminate this Agreement after thirty (30) consecutive days of a Force Majeure by providing thirty (30) days written notice to the appropriate party of such termination, provided such notice is sent while performance of this Agreement is prevented by such Force Majeure, and in that event, ELAMEX will transfer ALIGNS property to ALIGN in (closest US port of entry), Texas, at ALIGNS expense provided all Mexican, customs requirements are satisfied. ALIGN's entire obligation to ELAMEX after such termination will be the payment of any unpaid amounts due to ELAMEX as stated in paragraph 8 plus employee severance costs.

16.  Bailment

16.1. Property delivered by ALIGN to ELAMEX under the terms of this Agreement is deemed to be bailed to ELAMEX for ALIGN's benefit. The initial property to be bailed to ELAMEX is described in Exhibit D attached. All Product and other items bailed to ELAMEX shall be described in a pedimento, separate from any goods owned by any other person, entity, or organization, including ELAMEX. It shall be ELAMEX' responsibility to ensure that the bailed property is insured, which cost shall be borne by ALIGN. ALIGN may, at its option, procure its own insurance.

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16.2.   The bailment is a free bailment.  ALIGN will provide equipment, raw materials and other items to ELAMEX, free of charges, subject to the terms of this Agreement.

16.3. ALIGN agrees to deliver equipment, raw materials and other items to ELAMEX, and ELAMEX agrees to accept delivery of such, in accordance with the terms described herein.

16.4.   ELAMEX agrees:

16.4.1. to use the equipment, raw materials and other items exclusively to carry out activities required to manufacture the Product for the benefit of ALIGN;

16.4.2. to use such equipment, raw materials and other items in accordance with industry standards and the corresponding laws, regulations, norms, ordinances and rules in force in Mexico; and

16.4.3. that the equipment, raw materials and other items shall not be used outside the Facility, except with the prior written consent of ALIGN. ELAMEX may not use or permit the use of the equipment, raw materials and other items in any manner so as to cause ALIGN or the owner of such to lose deductions, credits or other benefits of ownership thereof.

16.5. ELAMEX shall promptly notify ALIGN of knowledge of any damage to equipment, raw materials or other items.

16.6. Upon delivery to ELAMEX, equipment will bear marks showing that ALIGN owns such. ELAMEX shall ensure that equipment remains so marked throughout the term of this Agreement.

16.7. ALIGN or its designated agent shall have the right, from time to time, to inspect equipment, raw materials, Product and ELAMEX records and books with respect to such at any reasonable time. Such inspections will be allowed during normal office hours and be requested three (3) days prior to the date of inspection.

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17.  Arbitration

17.1. Commercial Nature. The parties hereto recognize this Agreement is of a commercial nature and will be construed in accordance with applicable commercial laws. All disputes, controversies or claims (Hereinafter singularly, "Controversy" and collectively, "Controversies") arising out of this Agreement shall be settled by binding arbitration pursuant to the following express procedure:

17.2. Applicability. All Controversies arising in connection with this Agreement shall be settled by mutual consultation in good faith between the parties as promptly as possible, but in any event within five (5) calendar days from the date the other party was formally notified in writing of the Controversy. If the parties fail to reach an amicable settlement within such term, the Controversy shall be settled by binding arbitration using the procedural rules of the American Arbitration Association ("AAA") in effect upon the execution of this Agreement, with the following exceptions: i) at the request of either party, the arbitral tribunal may take any interim measures it deems necessary respecting the conduct of the business affairs of the parties, including measures to preserve the status quo in existence immediately prior to a certain date and measures for the conservation or protection of the assets of the parties; ii) while the parties shall be bound by the AAA procedural rules, the parties shall not be required to choose a AAA arbitrator, except in the case set out in section 17.6 below.

17.3. Exclusive Method. The parties hereto agree that such arbitration shall be the sole and exclusive method of resolving any and all Controversies. Until completion of such: procedures, no party may take any action not contemplated herein to force a resolution of the Dispute by any judicial, other arbitral or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted hereby or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

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17.4.   Request for Arbitration. A party may at any time serve its request for arbitration upon the other in accordance with the notice provisions of this Agreement. Such request for arbitration shall formally request arbitration and shall specify in detail the reasons therefore, the amount involved, if any, and the particular remedy sought.

17.5. Response. The party that has not requested arbitration shall respond to the request for arbitration within ten (10) calendar days of receipt of such notice by delivering a written response in accordance with the notice provisions of this Agreement. The response shall describe counterclaims, if any, the amount involved, and the particular remedy sought. If a party farts to respond within the allotted time to the request for arbitration, the arbitrator selected pursuant to paragraph
        17.6 below shall resolve the Controversy within thirty (30) calendar days counted as of the deadline for such response.

17.6. Appointment of Arbitrator. The parties agree to choose the person who shall act as arbitrator within five (5) working days following the date of delivery of the request for arbitration. The patties will not be required to choose a AAA arbitrator within this five-day period. If the parties do not reach an Agreement regarding the arbitrator within of five (5) working days, the arbitrator shall be appointed by the AAA pursuant to its Rules within a period of ten (10) working days from the date of delivery of the request for arbitration by the party requesting the arbitration, and for such purposes the parties waive their right to appoint an arbitrator and agree to accept the appointment made pursuant to the criteria of the AAA.

17.7. Qualified Arbitrator. The arbitrator selected in accordance with paragraph 17.6 above shall be an individual not related to or employed at any time by either of the parties or any of their affiliates.

17.8. Place of Arbitration. All arbitration sessions hereunder shall beheld and conducted at a site in (closest LS port of entry), Texas chosen by the responding party.

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17.9.   Arbitration Hearing; No Discovery. The arbitration hearing shall commence within thirty (30) calendar days of appointment of the arbitrator. The hearing shall in no event last longer than two (2) calendar days. There shall be no discovery or dispositive motions (such as motions for summary judgment or to dismiss or the like) except as may be permitted by the arbitrator, and any such discovery or dispositive notions permitted by the arbitrator shall not in any way extend the time limits contained herein. The arbitrator shall not be bound by any rules of civil procedure or evidence other than the applicable rules of the AAA, and may require the parties to submit some or all of their case by written brief such other manner as the arbitrator may determine. It is the intention of the parties to limit live testimony and cross examination to the absolute minimum necessary to ensure parties receive a fair hearing on significant and material issues.

17.10. Remedies. The arbitrator shall not extend, modify or suspend any of the terms o Agreement, but shall have the authority to assess damages sustained by reason of breach of this Agreement and to make an award as he or she sees fit. In the event either party fails to appear at any properly noticed arbitration proceeding, an award ma entered against such party by default. The decision of the arbitrator shall be final binding on all parties.

17.11.  Language.  The arbitration shall be conducted in English.

17.12. Arbitrator's fees. The arbitrator shall be compensated at no more than the star hourly rate charge by arbitrators appointed by the AAA. The prevailing party shall be entitled to recover from the non-prevailing party all costs and expenses of the arbitration, including the arbitrator's Fees and reasonable attorneys' fees.

17.13. Applicable Law and jurisdiction. The applicable commercial laws of Texas govern this Agreement. The parties acknowledge that any competent courts, wherever located, shall have jurisdiction to enforce the arbitral awards) issued pursuant to arbitral procedure, and the parties expressly waive their right to the

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        jurisdiction that by reason of their present or future domiciles or by any other reason under which they fall.

17.14. Performance of the Parties' Obligations. The parties agree to continue performing respective obligations under this Agreement while the Controversy is being resolved.

17.15. Confidentiality. All matters relating to any arbitration hereunder shall be designate confidential information, shall be maintained in strict confidence by the AAA arbitrator, and the parties, and shall be deemed to have been delivered in furtherance of Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence (whether as an admission or otherwise), in any arbitral or proceeding for the resolution of the Dispute or otherwise.

17.16. Post Award Interest. The award of the arbitrators shall be in dollars and shall bear interest, until paid, at an annual rate equal to twice the prime rate as recorded in the Wall Street Journal on the of the award (or if such date is not a business day on the next business day).

18.  Environmental Indemnity

18.1. ALIGN shall have no liability and ELAMEX shall indemnify, defend and hold harmless ALIGN and its agents and representatives against any and all claims, judgments, ages, encumbrances, liens, reasonable attorney's fees and reasonable consultant fees, as incurred to the extent they arise from violations of law, regulations or norms related to Hazardous Substances (as hereinafter defined) at or about the Facility caused or permitted by ELAMEX, its agents, employees, contractors or invitees.

18.2. ELAMEX shall have no liability and ALIGN shall indemnify, defend and hold harmless ELAMEX and its agents and representatives against, any and all claims, judgments, damages, encumbrances, reasonable attorney's fees and reasonable consultant fees, as incurred, to the extent they arise from violations of law,

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        regulations or norms related to Hazardous Substances (as hereinafter defined) at or about the Facility caused directly by the independent acts or omissions of ALIGN's representatives, its agents, employees, contractors or invitees.

18.3. For the purposes hereof, the term "Hazardous Substance" shall mean (i) any substance, chemical or wastes that are listed or defined as hazardous, toxic or dangerous under Mexican Federal and State Law, including ecological norms and regulations, or the Comprehensive Environmental Response Compensation and Liability Act 142 U.S.C 9601 et seq., and (ii) radioactive materials, petroleum or hydrocarbons.

19.  Default

19.1. A party may terminate this Agreement immediately upon written notice to the other, unless otherwise specified herein, upon the occurrence of any of the following events:

19.2. The commission of a breach of any undertakings, obligations or covenants contained herein and the failure to cure the breach, within thirty
        (30) days after written notification thereof;

19.3. If any petition in bankruptcy has been filed by or against a party, or any order shall be issued or any resolution passed for the winding up, liquidation or dissolution of a party, or if a receiver shall be appointed for a party or its property, or if any substantial portion of its goods or property shall be taken in execution, or if a party shall cease to be a going concern, or makes an assignment for the benefit of creditors; or

19.4. Any assignment by a party hereto in violation of this Agreement of all or any portion of its rights or obligations under this Agreement to any person or entity.

20.  Miscellaneous

20.1. The terms and provisions contained herein constitute the entire agreement between the parties and shall supersede all previous communications, oral or

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        written, between the parties hereto concerning the subject matter of this Agreement. No agreement of understanding varying or extending the same shall be binding upon either party hereto unless in writing and signed by a duly authorized officer or representative thereof.

20.2. Each individual executing this Agreement on behalf of a corporation represents and warrants that he is duly authorized to execute and deliver this Agreement on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation, a copy of which shall be delivered within fourteen (14) days of the execution of this Agreement.

20.3. All covenants and agreements of ELAMEX and ALIGN which, by their terms or by reasonable implication, are to be performed, in whole or in part, after the expiration or termination of this Agreement, shall survive such expiration or termination for any reason.

20.4. If, for any reason, any provision(s) of this Agreement is/are determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

20.5. All exhibits/schedules referenced in this Agreement may be modified, amended, or changed as approved in writing by the parties to this Agreement. Such written approval shall indicate the date said modification, amendment, or change is effective and be signed by all parties to this Agreement.

20.6. This Agreement was prepared following arm's length negotiations between the parties and is to be deemed as prepared jointly by the parties hereto. In the event of any uncertainty or ambiguity existing in this Agreement, it shall not be interpreted against either party but according to the application of general rules of construction and interpretation of contracts.

20.7. This Agreement tray be executed in identical counterparts, in which event, each of said counterparts shall be deemed an original. All such counterparts taken together shall constitute one and the same instrument.

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20.8.   Time is of the essence of this Agreement. No failure by a party to take action on account of any default by the other party, whether in a single instance or repeatedly, shall constitute a waiver of any default or of the required performance. No expressed waiver by a party of any provision or performance hereunder or any default by the other party shall be construed as a waiver of any future provision, performance, or default.

20.9. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No obligation or requirement contained in this Agreement may be assigned to or assumed by another entity without the express written consent of the parties hereto, except that ELAMEX may assign performance of all or part of its duties to a subsidiary without affecting any obligation of ELAMEX imposed by this Agreement.

20.10. The titles and headings contained in this Agreement are for convenience only and shall have no substantive effect. As used herein, the phrase, "this Agreement" or "the Agreement" shall be deemed to include all exhibits and schedules referenced herein. The English language version of this Agreement shall control over a Spanish version, if any, hereof.


In Witness whereof, the parties hereto have executed this Agreement as of
______________.

Elamex, S. A. de C.  V.                        Align Technologies, Inc.

By: Hector M. Raynal                           By: ____________________
Title: President and CEO                       Title: _________________
Date: _________________                        Date: __________________

          Witness:                                    Witness:

By: ____________________                    By: ___________________
Date: __________________                    Date: _________________

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                            [ORGANIZATIONAL CHART]

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                       [ALIGN TECHNOLOGY PAKISTAN CHART]

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